Exhibit 4.2

FACE OF NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OF ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Invitae Corporation

4.50% Series A Convertible Senior Secured Notes due 2028

No. A-1	Initially $275,257,000

CUSIP No. 46185L AH6

ISIN No. US46185LAH69

Invitae Corporation, a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company,” which term includes any successor corporation or other entity under the Indenture, as defined below), for value received hereby promises to pay to CEDE & CO., or registered assigns, the principal sum as set forth in the “Schedule of Exchanges of Notes” attached hereto, which amount, taken together with the principal amounts of all other outstanding Notes, shall not, unless permitted by that certain indenture dated as of March 7, 2023 (the “Indenture”), among the Company, the Guarantors from time to time party thereto, and U.S. Bank Trust Company National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”), and collateral agent exceed $550,000,000 in aggregate at any time, in accordance with the rules and procedures of the Depositary, on March 15, 2028, and interest thereon as set forth below, together with any other amounts payable under the Indenture, including any Make Whole Amounts that may be or become payable thereunder. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Indenture.

This Note shall bear interest at the rate of 4.50% per year from and including March 7, 2023, or from the most recent date to which interest has been paid or provided for to, but excluding, the next scheduled Interest Payment Date until March 15, 2028. Accrued interest on this Note shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month. Interest is payable quarter-annually in arrears on each March 15, June 15, September 15 and December 15, commencing on June 15, 2023, to Holders of record at the close of business on the day that is a Business Day immediately preceding each Interest Payment Date.

Any Defaulted Amounts shall accrue interest per annum at the rate borne by the Notes plus two percent, from, and including, the relevant payment date to, but excluding, the date on which such Defaulted Amounts shall have been paid by the Company, at its election, in accordance with Section 2.03(c) of the Indenture.

The Company shall pay, or cause the Paying Agent to pay, the principal of and interest on this Note, if and so long as such Note is a Global Note, in immediately available funds in lawful money of the United States at the time to the Depositary or its nominee, as the case may be, as the registered Holder of such Note. As provided in and subject to the provisions of the Indenture, the Company shall pay, or cause the Paying Agent to pay, the principal of any Notes (other than Notes that are Global Notes) at the office or agency designated by the Company for that purpose. The Company has initially designated the Trustee as its Paying Agent and Note Registrar in respect of the Notes and its Corporate Trust Office located in the United States of America, as a place where Notes may be presented for payment or for registration of transfer and exchange.

The Company’s obligations under this Note and all other Obligations are fully and unconditionally guaranteed, jointly and severally, by the Guarantors from time to time party to the Indenture.

This Note will be secured by the Collateral. Reference is made to the Indenture and the Collateral Documents for terms relating to such security, including the release, termination and discharge thereof. The Company shall not be required to make any notation on this Note to reflect any grant of such security or any such release, termination or discharge.

In addition to the rights provided to the Holder of this Note under the Indenture, Holders shall have all the rights set forth in the Registration Rights Agreement.

Reference is made to the further provisions of this Note set forth on the reverse hereof, including provisions giving the Holder of this Note the right to convert this Note into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, on the terms and subject to the limitations set forth in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note, and any claim, controversy or dispute arising under or related to this Note, shall be construed in accordance with and governed by the laws of the State of New York.

In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control and govern.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

INVITAE CORPORATION
By: /s/ Tom Brida
Name: Tom Brida
Title: General Counsel and Secretary

Dated: March 7, 2023

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
U.S. BANK TRUST COMPANY NATIONAL ASSOCIATION as Trustee, certifies that this is one of the Notes described in the within-named Indenture.
By: /s/ Brandon Bonfig
Authorized Signatory

REVERSE OF NOTE

Invitae Corporation

4.50% Series A Convertible Senior Secured Notes due 2028

This Note is one of a duly authorized issue of Notes of the Company, designated as its 4.50% Series A Convertible Senior Secured Notes due 2028 (the “Notes”), limited, when taken together with the principal amounts of all other outstanding Notes under the Indenture, to the aggregate principal amount of $550,000,000 all issued or to be issued under and pursuant to the Indenture, among the Company, the Guarantors from time to time party thereto, and the Trustee and the Collateral Agent, to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Collateral Agent, the Company, the Guarantors and the Holders of the Notes. Capitalized terms used in this Note and not defined in this Note shall have the respective meanings set forth in the Indenture.

In case certain Events of Default shall have occurred and be continuing, the principal of, and interest on, all Notes may be declared, by either the Trustee or Holders of at least 25% in aggregate principal amount of Notes then outstanding, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions and certain exceptions set forth in the Indenture.

The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.

The Indenture contains provisions permitting the Company and the Trustee in certain circumstances, without the consent of the Holders of the Notes, and in certain other circumstances, with the consent of the Required Holders, evidenced as in the Indenture provided, to execute supplemental indentures modifying the terms of the Indenture and the Notes as described therein. It is also provided in the Indenture that, subject to certain exceptions, the Required Holders may on behalf of the Holders of all of the Notes waive any past Default or Event of Default under the Indenture and its consequences.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay or deliver, as the case may be, the principal (including the Major Transaction Repurchase Price and Make Whole Amount, if applicable) of, accrued and unpaid interest on, and the consideration due upon conversion of, this Note at the place, at the respective times, at the rate and in the lawful money herein prescribed.

The Notes are issuable in registered form without coupons in minimum denominations of $1,000 principal amount and integral multiples thereof. At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations, without payment of any service charge but, if required by the Company or Trustee, with payment of a sum sufficient to cover any transfer or similar tax that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such exchange of Notes being different from the name of the Holder of the old Notes surrendered for such exchange.

Upon the terms, and subject to the conditions, set forth in the Indenture, the Notes are redeemable at the Company’s option. No sinking fund is provided for the Notes.

Upon the terms and subject to the provisions of the Indenture, the Holder hereof has the right, at its option, to convert any Notes or portion thereof into shares of Common Stock (or, during the Cash Settlement Period, cash or a combination of cash and Common Stock), at the Conversion Price specified in the Indenture, subject to adjustment from time to time, as provided in the Indenture. Further, upon the terms and subject to the conditions set forth in the Indenture, the Holder hereof has the right, at its option, to convert any Notes or portion thereof into the Major Transaction Consideration in connection with a Major Transaction.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM = as tenants in common

UNIF GIFT MIN ACT = Uniform Gifts to Minors Act

CUST = Custodian

TEN ENT = as tenants by the entireties

JT TEN = joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list.

SCHEDULE A

SCHEDULE OF EXCHANGES OF NOTES

Invitae Corporation

4.50% Series A Convertible Senior Secured Notes due 2028

The initial principal amount of this Global Note is TWO HUNDRED SEVENTY-FIVE MILLION TWO HUNDRED FIFTY-SEVEN THOUSAND DOLLARS ($275,257,000). The following increases or decreases in this Global Note have been made:

Date of exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

ATTACHMENT 1

[FORM OF ASSIGNMENT AND TRANSFER]

To: Invitae Corporation

To: U.S. Bank Trust Company National Association

60 Livingston Avenue

Saint Paul, MN 55107

Attention: Corporate Trust Administrator

For value received ____________________________ hereby sell(s), assign(s) and transfer(s) unto _________________ (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints _____________________ attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.

In connection with any transfer of the within Note occurring prior to the Resale Restriction Termination Date, as defined in the Indenture governing such Note, the undersigned confirms that such Note is being transferred:

☐ To Invitae Corporation, or a subsidiary thereof; or

☐ Pursuant to a registration statement that has become or been declared effective under the Securities Act of 1933, as amended; or

☐ Pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended; or

☐ Pursuant to and in compliance with Rule 144 under the Securities Act of 1933, as amended, or any other available exemption from the registration requirements of the Securities Act of 1933, as amended.